Exhibit 3.1

FIFTH AMENDED  & RESTATED
CERTIFICATE OF INCORPORATION
OF
Neos Therapeutics, Inc.

To form a corporation pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”), the undersigned hereby certifies as follows:

1.	Name. The name of the corporation is Neos Therapeutics, Inc.

2.	Registered Office and Registered Agent. The address of the registered office of the corporation in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

3.	Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.	Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 100,000 shares, par value $.001 per share, all of which shares are designated as common stock.

5.	Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6.	Limitation of Directors’ Liability; Indemnification. The personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. The corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7.	Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.